EXHIBIT 99.1

Home BancShares, Inc. Announces the Appointment of Thomas J. Longe to Its Board of Directors

CONWAY, Ark., Oct. 21, 2014 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB), parent company of Centennial Bank, announces the appointment of Thomas J. Longe to its Board of Directors. "We are proud to have Tom join our Board," said John Allison, Chairman. "Home BancShares has over one third of our assets in Florida, so adding additional representation from the area makes sense. Tom has over thirty years of banking and finance experience and will play a key role in our continued growth in Florida."

Mr. Longe is the President and Chief Operating Officer of The Trianon Companies. For over thirty years he has been involved in the acquisition, development, management and financing of commercial and residential real estate developments. He is the former Chairman, CEO and President of TIB Financial Corporation (TIB Financial), which was a publicly traded bank holding company in Florida with $1.8 billion in assets. Mr. Longe directed the successful acquisition of a $500 million asset failed bank from Federal Deposit Insurance Corporation and negotiated the recapitalization/sale of TIB Financial to North American Financial Holdings.

Mr. Longe began his career as a loan officer and credit analyst at Bank One, Columbus, N.A. and Comerica Bank. He graduated from Albion College with a Bachelor of Arts in Economics and from the University of Detroit with a Masters of Business Administration. He serves on the board for the Naples Yacht Club and as a member of the Naples North Rotary.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida and South Alabama. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

CONTACT: FOR MORE INFORMATION CONTACT:
         Brian S. Davis
         Chief Accounting Officer &
         Investor Relations Officer
         Home BancShares, Inc.
         (501) 328-4770